        As filed with the Securities and Exchange Commission on October 25, 1999
                                                 Registration No. 333-__________
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ________________

                                   FORM S-8

                            REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933
                               ________________

                            Mpath Interactive, Inc.
            (Exact name of Registrant as specified in its charter)

        Delaware                                          94-3217317
(State of incorporation)                    (I.R.S. Employer Identification No.)

                                665 Clyde Ave.
                       Mountain View, California 94043
                                (650) 429-3900
                   (Address of principal executive offices)
                            _______________________

                            Mpath Interactive, Inc.
                     1995 Stock Option/Stock Issuance Plan
          Certain Stock Option Agreements issued to Three Individuals
                           (Full title of the Plan)
                            _______________________

                                Linda R. Palmor
                            Chief Financial Officer
                            Mpath Interactive, Inc.
                                665 Clyde Ave.
                       Mountain View, California 94043
                                 650-429-3900
(Name, address and telephone number, including area code, of agent for service)
                            _______________________
                                   Copy to:

                                Jeffrey Y. Suto
                               Venture Law Group
                          A Professional Corporation
                              2800 Sand Hill Road
                         Menlo Park, California 94025
                                (415) 854-4488

                              Page 1 of 25 Pages
                           Exhibit Index on Page 19
              (Calculation of Registration Fee on following page)


--------------------------------------------------------------------------------
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

                                                                         Proposed         Proposed
                                             Maximum Amount              Maximum          Maximum          Amount of
                                                 to be                Offering Price      Aggregate      Registration
    Title of Securities to be Registered      Registered(1)              Per Share       Offering Price       Fee
 ---------------------------------------------------------------------------------------------------------------------
 Common Stock,
 $.00005  par value......................    1,462,826 Shares            $11.50 (2)     $16,822,499           $4,677


     TOTAL                                   1,462,826 Shares            $11.50         $16,822,499           $4,677
     -----

_______________________

(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the plan and any agreements being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Estimated in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of calculating the registration fee. The computation is based upon the average high and low sale prices of the Common Stock as reported on the Nasdaq National Market on October 20, 1999.

TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION........................................   5
THE COMPANY................................................................   6
RISK FACTORS...............................................................   8
USE OF PROCEEDS............................................................  12
PLAN OF DISTRIBUTION.......................................................  12
SELLING STOCKHOLDERS.......................................................  14
LEGAL MATTERS..............................................................  17
EXPERTS....................................................................  17
INDEMNIFICATION OF DIRECTORS AND OFFICERS..................................  17

                            MPATH INTERACTIVE, INC.

                        FORM S-3 REGISTRATION STATEMENT

  CROSS REFERENCE SHEET REQUIRED BY ITEM 501 OF REGULATION S-K FOR THE RESALE
                     PROSPECTUS CONSTITUTING PART I HEREIN

------------------------------------------------------------------------------------------------------------
Item Number and Description in Part I of Form S-3        Caption in Prospectus
------------------------------------------------------------------------------------------------------------
1.  Forepart of the Registration Statement and Outside   Outside Front Cover Page
Front Cover Page of Prospectus
------------------------------------------------------------------------------------------------------------
2.  Inside Front and Outside Back Cover Pages of         Available Information; Incorporation of Certain
Prospectus                                               Documents by Reference; Table of Contents
------------------------------------------------------------------------------------------------------------
3.  Summary Information                                  "The Company"

    Risk Factors                                         Risk Factors

    Ratio of Earnings to Fixed Charges                   Not Applicable
------------------------------------------------------------------------------------------------------------
4.  Use of Proceeds                                      Use of Proceeds
------------------------------------------------------------------------------------------------------------
5.  Determination of Offering Price                      Not Applicable
------------------------------------------------------------------------------------------------------------
6.  Dilution                                             Not Applicable
------------------------------------------------------------------------------------------------------------
7.  Selling Security Holders                             Selling Stockholders
------------------------------------------------------------------------------------------------------------
8.  Plan of Distribution                                 Plan of Distribution; Outside Front Cover Page
------------------------------------------------------------------------------------------------------------
9.  Description of Securities to be Registered           Not Applicable
------------------------------------------------------------------------------------------------------------
10.  Interests of Named Experts and Counsel              Legal Matters; Experts
------------------------------------------------------------------------------------------------------------
11.  Material Changes                                    Not Applicable
------------------------------------------------------------------------------------------------------------
12.  Incorporation of Certain Information by             Where You Can Find More Information
Reference
------------------------------------------------------------------------------------------------------------
13.  Disclosure of Commission Position on                Indemnification of Officers and Directors
Indemnification for Securities Act Liabilities
------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------

                                    PART I

PROSPECTUS

                               1,462,826 Shares

                            MPATH INTERACTIVE, INC.

                                 Common Stock

     This Prospectus relates to the possible resale by certain Selling Stockholders (as defined below and as listed on pages 14 through 16 of this prospectus) from time-to-time of 1,462,826 shares of the Common Stock, par value $.00005 per share (the "Shares"), of Mpath Interactive, Inc., a Delaware corporation (the "Company"), issued upon the exercise of certain stock options. The Shares are listed on the Nasdaq National Market under the symbol HEAR.

     The holders of Shares that may be resold pursuant to this Prospectus are collectively referred to as the "Selling Stockholders." All Shares covered by this Prospectus are subject to certain restrictions which lapse over a prescribed period of time. No Shares may be resold, and the Company will take actions to prevent any proposed resale, until such time as all restrictions have lapsed with respect to the Shares being resold. See "Plan of Distribution."

     If resold, the Shares would be offered for the respective accounts of the Selling Stockholders. Any or all of the Selling Stockholders may be deemed to be affiliates of the Company at the time such shares are offered or sold by them. See "Selling Stockholders." The Company anticipates that if any of the Selling Stockholders choose to resell any of the Shares pursuant to this prospectus, such sales will be transacted by the Selling Stockholders in ordinary market transactions, in sales pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), or otherwise. The Selling Stockholders might be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, concessions, or commissions received by them, which are not expected to exceed those customary in the types of transactions involved, or any profit on resales of the Shares by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company will receive none of the proceeds from any sales of Shares by the Selling Stockholders.

                                   __________

   Prospective investors should review and consider carefully the discussion under "Risk Factors," beginning on page 8.

                                  ___________

     We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover. The Company will bear the costs of registering the Shares under the Securities Act.

                                 ______________


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION
OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The Date of this Prospectus is October 22, 1999

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus is part of a registration statement on Form S-8 that we filed with the Securities and Exchange Commission. Certain information in the registration statement has been omitted from this prospectus in accordance with the rules of the SEC. We file proxy statements and annual, quarterly and special reports and other information with the SEC. You can inspect and copy the registration statement as well as the reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C., and at the SEC Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. You can call the SEC at 1-800-732-0330 for further information about the public reference rooms. We are also required to file electronic versions of these documents with the SEC, which may be accessed from the SEC's World Wide Web site at http://www.sec/gov. Reports, proxy and information statements and other information concerning Mpath Interactive, Inc. may be inspected at The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in those documents is considered part of this prospectus. Information that we file with the SEC after the effective date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), until the Selling Stockholders have sold all the shares.

     The following documents filed with the SEC are incorporated by reference in this prospectus:

     1. Our prospectus filed on April 30, 1999 pursuant to Rule 424(b) of the Securities Act, which contains audited financial statements for our latest fiscal year;

     2. All other reports we have filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since April 30, 1999, including our quarterly reports on Form 10-Q for the quarter ended June 30, 1999 (as filed on August 5, 1999) and for the quarter ended March 31, 1999 (as filed on June 9, 1999);

     3. The description of our Common Stock contained in a Form 8-A filed with the SEC under the Exchange Act on February 17, 1999, including any amendment or report filed for the purpose of updating such description;

     4. The Company's Current Report on Form 8-K filed with the SEC on October 22, 1999; and

     5. All documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, which documents are deemed to be incorporated by reference in, and to be a part of, this registration statement from the date of filing (except that no document shall be deemed to be incorporated by reference if filed after the filing of a post-effective amendment which deregisters securities then remaining unsold).

     We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference. You should direct any requests for documents to Linda Palmor, 665 Clyde Ave., Mountain View, California, 94043, telephone: (650)-429-3900.

This prospectus contains forward-looking statements that relate to future events or to our future financial performance. These statements are only predictions.
    Actual events or performance results may differ significantly from those anticipated in the forward-looking statements.


                                  THE COMPANY

     Mpath Interactive, Inc. develops, licenses and operates technologies that enable Internet sites to create and manage live communities. Live communities are gathering places on the Internet where multiple users interact with each other in real-time. Real-time interaction means that the communication, activity and related responses shared among users occur almost immediately. We also operate our own leading live communities serving over 3 million registered users with over 80,000 unique daily visitors generating over 300 minutes of average monthly usage per visitor, as of March 1999. Our technology allows users to communicate with one another using graphics, text and sound, such as voice and music, over the Internet. In addition, our technology can be deployed across a vast network, such as the Internet, and can support thousands of users at the same time. We license our proprietary technology, which we call POP.X, to third party Web site operators, and we provide services for building live communities that may be self-managed by the third party or by us. People who visit live communities meet other people with similar interests and backgrounds. This reinforces their desire to return to a site and spend long periods of time participating in a number of activities with other people they meet. As a result, our technologies offer Internet advertisers an opportunity to reach targeted audiences participating in absorbing, memorable activities and to do so with message formats that go beyond traditional Web advertisements that are often sold as banners appearing at the top of Web pages. We believe we deliver high value solutions that significantly enhance the impact of a broad range of Internet marketing and Web site management efforts.

     The Internet has become an important medium for communications, content and commerce. According to International Data Corporation ("IDC"), the number of Web users worldwide will grow from 97 million at the end of 1998 to 320 million by the year 2002. Industry analysts believe the Internet represents the fastest growing form of media in history. The Internet is increasingly being used as a medium for direct communication as well as a rapidly growing sales and marketing channel. Jupiter Communications estimates that total online advertising revenue in the U.S. will increase from $1.9 billion in 1998 to $7.7 billion by 2002. As the Internet has grown, so too have the efforts to commercialize the Internet for business purposes, such as selling products and services to people who visit Web sites. Although sites representative of the first stages of Internet commercialization provide valuable services, they did not initially enable Web users to interact or communicate with other individuals. As a result, Internet communities have emerged to satisfy user demand for interaction and communication. We believe an opportunity exists to create, operate and enable higher quality Internet communities characterized by real-time interaction among multiple users, which we call live communities. Creating successful live communities presents numerous technological challenges, requiring high standards of performance, accessibility, ease-of-use, security, content management and the ability to support thousands of users at the same time. Given the attractiveness of live communities to users, advertisers and Internet retailers, and given the time and effort required to build such communities, we believe a significant opportunity exists for delivering proven online technologies and services that enable the rapid creation and management of full-featured live communities on the Internet.

     Through our Technology Products business unit, we derive revenue by licensing our proprietary POP.X technology and by providing services for a fee to a growing customer base of online companies seeking to create and operate live communities on the Internet. We offer our customers broad technological expertise in networks, operations, information systems, integration technologies, and the customer support capabilities necessary to deploy live community applications rapidly and manage large Internet communities. A representative list of the Technology Products customers, consisting of a growing base of leading online entertainment companies, is:

     .    CSK Sega;

     .    Electronic Arts;

     .    Fujitsu;

     .    GTECH; and

     .    LG Internet.

     Through our Live Communities business unit we have developed and operate two services, Mplayer.com and HearMe.com. We generate a substantial majority of revenues from Live Communities by selling advertisements. While our services are free to all registered members, users may also pay subscription fees to us in exchange for access to premium services. In October 1996, we launched Mplayer.com, a premier live entertainment service on the Internet. The Mplayer.com service now consists of three active communities that are built around common interests and offers over 100 of the most popular online multi-participant games. According to our internal company reports, total usage time on Mplayer.com exceeds 200 million user minutes per month, as of January 1999, compared to 67 million user minutes per month as of January 1998. After less than two years of operations, Mplayer.com has become the tenth largest Internet site in terms of total usage time per month according to our usage data. In January 1999, we launched HearMe.com, our second live community service. HearMe.com is currently comprised of seven live communities, making live audio interaction available to people whose interests extend beyond entertainment. We intend to build the HearMe.com services through relationships with Web sites that want to offer live audio communities to their members. We intend to continue to expand this business unit by creating additional services and live communities.

     To maintain our leadership position in providing enabling technologies for companies seeking to build live communities on the Internet and in operating our own premier live communities, we have adopted the following strategies:

     .    expand our sales and marketing efforts;

     .    maintain and extend technology leadership and expertise;

     .    promote membership growth and usage;

     .    maximize value for advertisers and Internet retailers; and

     .    pursue multiple revenue streams.

     We have assembled an impressive group of corporate partners who bring capital, brand recognition, and promotional strength and technology expertise to our service offering and facilitate the growth of our overall business. A representative list of these partners is:

     .    Infoseek;

     .    Xoom.com;

     .    Intel;

     .    Yahoo!;

     .    Excite;

     .    Macromedia;

     .    GTECH;

     .    Sega; and

     .    Cox Enterprises.

     The Company is a Delaware corporation. Our principal executive offices are located 665 Clyde Avenue, Mountain View, California 94043. Our telephone number at that location is (650) 429-3900. Information contained on our Web sites at http ://www .mpath.com, http ://www.mplayer.com, http ://www.hearme.com, does
----------------------  -----------------------  ----------------------
not constitute part of this prospectus.

     As used in this prospectus, "we," "us," "our" and "Mpath" refer to Mpath Interactive, Inc., a Delaware corporation.



                                 RISK FACTORS

     You should carefully consider the risks described below before making an investment decision in our company. In addition, you should keep in mind that the risks described below are not the only risks that we face. The risks described below are all the risks that we currently believe are material risks of this offering. However, additional risks not presently known to us, or risks that we currently believe are immaterial, may also impair our business operations. Moreover, you should refer to the other information contained in this prospectus for a better understanding of our business.

     Our business, financial condition, or results of operations could be adversely affected by any of the following risks. If we are adversely affected by such risks, then the trading price of our common stock could decline, and you could lose all or part of your investment.

     This prospectus contains forward-looking statements that relate to future events or to our future financial performance. These statements are only predictions. Actual events or performance results may differ significantly from those anticipated in the forward-looking statements.

                     ______________________________________

   Certain Business Risks

     We have a limited operating history making it difficult or impossible for us to predict future results of operations. As a result, you should not expect future revenue growth to be comparable to our recent revenue growth. We believe that comparing different periods of our operating results is not meaningful, as you should not rely on the results for any period as an indication of our future performance. We did not begin generating advertising or licensing revenues until October 1996. Some of the risks and difficulties that we face as an early stage company in a new and rapidly evolving market include our ability to maintain and to increase levels of traffic on our Live Communities, our ability to develop and extend the Mplayer.com, HearMe.com and Pop.X brands and our ability to increase demand for our products and services.

     We have had substantial losses since our inception and our operating losses may increase in the future. Accordingly, we cannot assure you that we will ever become or remain profitable. If our revenues fail to grow at anticipated rates, our operating expenses increase without a commensurate increase in our revenues or we fail to adjust operating expense levels accordingly, our business, results of operations and financial condition will be adversely affected. As of June 30, 1999, we had an accumulated deficit of $64.2 million. Although we have experienced growth in net revenues, members, customers and Internet reach in recent periods, we cannot be certain that our growth rates will continue at their current levels or increase in the future.

     We have not yet become profitable on a quarterly or annual basis, and we anticipate that we will continue to incur net losses for the foreseeable future. The extent of these losses will be contingent, in part, on the amount of growth in our revenues from advertising, licensing, commerce and premium subscription fees. We expect our operating expenses to increase significantly, especially in the areas of engineering, sales and marketing and brand promotion, and, as a result, we will need to generate increased quarterly revenues to become profitable.

     Mpath Technology Products revenues have accounted for the majority of our revenues to date. Historically, we have received a significant portion of our Mpath Technology Products revenues from a limited number of sales and license agreements. Therefore, any downturn in the business of these customers or potential customers could have a material adverse effect on our revenues and quarterly results of operations. We believe that a customer's decision to license our technology is relatively discretionary and, for large-scale users, often involves a significant long-term commitment of resources. We currently have fourteen Mpath Technology Products customers.

     Our Mpath Technology Products customers often take a long time to evaluate our products and services, and many people are involved in the sales process. The long sales and implementation cycles for our products and services and the timing of these sales may cause license and service revenues and operating results to vary significantly from period to period. We spend a lot of time educating and providing information to our prospective customers regarding the use and benefits of our products and services. Even after deciding to license our products, our customers tend to deploy our products slowly and deliberately depending on the expertise of the customer, the size of deployment, the complexity of the customer's system architecture, the quantity of hardware involved, and the degree of hardware and software configuration necessary to deploy our products.

     We derive a significant portion of our revenues from the sale of advertising. If customers cancel or defer existing advertising or commerce contracts or if we fail to obtain new contracts in any quarter, our business, results of operations and financial condition for that quarter and future periods will be adversely affected. A significant number of these advertising sales are made under short-term contracts that average two to three months in length. Consequently, many of our advertising customers can cease advertising on our Web site quickly and without penalty. As a result, our quarterly revenues and operating results depend heavily on advertising revenues from contracts entered into within the quarter and on our ability to adjust spending in a timely manner to compensate for any unexpected revenue shortfall.

     Furthermore, our advertising revenues are based in part on the amount of traffic on Mplayer.com and HearMe.com. Accordingly, if the amount of traffic on our Live Communities falls below our expectations or those of existing or potential advertisers, we may lose advertising customers. In addition, substantially all of our advertising contracts require us to guarantee a minimum number of impressions. In the event that we fail to deliver the minimum number of impressions, we could be required to provide credit for additional impressions and we may have to reduce advertising rates in order to maintain existing advertisers and attract new advertisers.

     Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors, many of which are outside of our control. These fluctuations make it difficult to predict our financial performance and may adversely affect the trading price of our common stock. These factors include demand for and market acceptance of our products and services and Web-based advertising, budgeting cycles of advertisers, amount and timing of capital expenditures and other costs relating to the expansion of our operations and future acquisitions, engineering or development fees that we may pay for new Web site development and publishing tools and general economic conditions.

     As a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service or marketing decisions or business combinations that could have a material adverse effect on our business, results of operations and financial condition. In order to accelerate the promotion of the Mplayer.com and HearMe.com brands, we intend to significantly increase our marketing budget. Such an increase in marketing expenditures may adversely affect our results of operations for a number of quarterly periods.

     Due to our relatively short operating history, we have limited meaningful historical financial data upon which to base our planned operating expenses. Accordingly, our expense levels are based in part on our expectations as to future revenues from advertising, software licensing fees, commerce revenue-sharing arrangements, premium membership service fees and our anticipated growth in memberships and to a large extent are fixed. We cannot be certain that we will be able to accurately predict our revenues, particularly in light of the intense competition for the sale of Web-based advertisements, revenue-sharing opportunities and new members, our limited operating history and the uncertainty as to the broad acceptance of the Web as an advertising and commerce medium. If we fail to accurately predict revenues in relation to fixed-expense levels, our business, results of operations and financial condition could be adversely affected.

     Although we view our strategic relationships with media, Internet and technology companies as a key factor in our overall business strategy, we cannot be certain that we will be successful in developing new strategic relationships or that our strategic partners will view such relationships as significant to their own business or that they will continue their commitment to us in the future. Our business, results of operations and financial condition, and our stock price may be materially adversely affected if any strategic partner discontinues its relationship with us for any reason. Additionally, any party to a strategic agreement with us may fail to perform its contractual obligations and we cannot be certain that we could enforce any such agreement. We do not generally establish minimum performance requirements for our strategic partners but instead rely on their voluntary efforts. In addition, most of these agreements may be terminated by either party with little notice. Therefore, we cannot be certain that these relationships will be successful.

     We have derived a significant portion of our revenues to date from the sale of advertisements and intend to continue to do so in the future. If the Web does not continue its development as an effective advertising medium, this could have a material adverse effect on our business, financial condition and results of operations. Intense competition in the sale of advertising on the Web has resulted in a wide variety of pricing models, rate quotes and advertising services, making it difficult to project future levels of advertising revenues and rates. It is also difficult to predict which pricing models, if any, will achieve broad acceptance among advertisers. Our strategy is to continue to emphasize advertising as a method of generating revenues. Our current business model is therefore highly dependent on the amount of traffic on our Web site.

     This type of business model, however, is relatively unproven. The Internet as an advertising medium has not been available for a sufficient period of time to gauge our effectiveness as compared with traditional advertising media. Many of our advertisers have only limited experience with the Web as an advertising medium, have not yet devoted a significant portion of their advertising budgets to Web-based advertising and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. To date, advertising on the Web represented a nominal portion of overall advertising revenues in the United States. Our ability to generate significant advertising revenues will also depend on, among other things, our ability to provide advertisers with a large base of users possessing demographic characteristics attractive to advertisers as well as our ability to develop or acquire effective advertising delivery and measurement systems.

     The process of managing advertising within a large, high-traffic Web site such as ours is an increasingly important and complex task. Any extended failure of, or material difficulties encountered in connection with, our advertising management system may expose us to "make good" obligations with our advertisers, which, by decreasing saleable advertising inventory would reduce revenues and have a material adverse effect on our business, results of operations and financial condition. We license our advertising sales and management system from NetGravity. Any replacement of this system could disrupt our ability to manage our advertising operations for a period of time. In addition, to the extent that we encounter system failures or material difficulties in the operation of this system, we could be unable to deliver banner advertisements and sponsorships through our Web site.

     As part of our business strategy, we review acquisition prospects that would complement our existing business or enhance our technological capabilities. Future acquisitions by us could result in potentially dilutive issuances of equity securities, large and immediate write-offs, the incurrence of debt and contingent liabilities or amortization expenses related to goodwill and other intangible assets, any of which could materially and adversely affect our results of operations. Furthermore, acquisitions entail numerous risks and uncertainties, including difficulties in the assimilation of operations, personnel, technologies, products and the information systems of the acquired companies, diversion of management's attention from other business concerns, risks of entering geographic and business markets in which we have no or limited prior experience, and potential loss of key employees of acquired organizations.

     Our future success depends in large part upon our ability to aggregate and deliver compelling content over the Internet. If we fail to aggregate and deliver compelling third-party content to our users, Web traffic to our site might decrease and, as a result, advertising revenue might decrease. This could have a material adverse effect on our business, results of operations and financial condition. Although we create some of our own content such as poker and chess, we also rely on third-party content providers, such as game developers, for entertaining content. Our ability to aggregate and deliver compelling content provided by third parties may be adversely impacted by a number of factors, including the following: third-parties may increase the price of the content they provide, many of our third-party content providers compete with us for members and advertising and may decide not to provide us with content, our contracts with third-party content providers are usually short-term and may be canceled if we do not fulfill our obligations, and our competitors and many of our third-party content providers provide content that is similar or the same as our content and may do so at a lower cost.

     The performance of our server and networking hardware and software infrastructure is critical to our business and reputation and our ability to attract Web users, advertisers, new members and commerce partners to our Live Communities. If system failures were sustained or repeated, our advertising revenues, our reputation and the attractiveness of our brand name could be impaired. Because we have incorporated third-party software into our systems and we depend upon Internet service providers to provide consumers with access to our products and services, we are limited in our ability to prevent system failures. We have sustained system failures for significant periods of time and may experience similar failures in the future. Users have also occasionally experienced difficulties due to system failures unrelated to our systems. These system failures caused an interruption in our Live Community services resulting in less traffic.

     Despite the implementation of security measures, our networks may be vulnerable to unauthorized and illegal access, computer viruses and other disruptive problems. Eliminating computer viruses and alleviating other security problems may require interruptions, delays or cessation of service to users accessing our Web sites, which could have a material adverse effect on our business, results of operations and financial condition. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in our Internet operations. Internet service providers and online service providers have in the past experienced, and may in the future experience, interruptions in service as a result of the accidental or intentional actions of Internet users, current and former employees or others.

     We may be required to expend significant capital or other resources to protect against the threat of security breaches or to alleviate problems caused by breaches. Although we intend to continue to implement industry-standard security measures, we cannot be certain that measures implemented by us will not be circumvented in the future.

     Our future success depends upon our ability to enhance our current products and services and to develop and introduce new products and services that will achieve market acceptance. If we do not adequately respond to the need to develop and introduce new products or services, then our business, operating results and financial condition will be adversely affected. The market for our products is characterized by: rapid technological advances, evolving standards in the Internet and software markets, changes in customer requirements, and frequent new product and service introductions and enhancements. We cannot be certain that we will be successful at integrating new technology into the Mpath Live Communities and our Mpath Technology Products on a timely basis. In addition, the integration of new technology may degrade the responsiveness and speed of the Mpath Live Communities and our Mpath Technology Products and we cannot be certain that, once integrated, the new technology will function as expected. Major product enhancements and new products and services often require long development and testing periods to achieve market acceptance. In addition, our software products are complex and, despite vigorous testing and quality control procedures, may contain undetected errors or "bugs" when first introduced or updated. Any inability to timely deliver quality products and services could have a material adverse effect on our business, results of operations and financial condition.

     We currently sell the vast majority of our Mpath Technology Products and services through our internal sales staff. If demand for our products and services increases, however, we will need to enter into reseller arrangements with Web development firms, enterprise applications resellers and OEM partners to distribute our products and technologies. If we do not adequately develop and maintain a network of resellers and OEMs, our business, results of operations and financial condition could be adversely impacted. Resellers and OEMs frequently have exclusive sales territories pursuant to individually negotiated contracts, which may limit our ability to build and expand our network of resellers and OEMs. In addition, some resellers and OEMs may offer products of one or more of our competitors, and they may emphasize our competitors' products at the expense of our products.

     Also inherent in our business are additional risks, which include, but are not limited to: competition in the market for Internet users and for Live Community technology and services; our ability to successfully manage our growth, our ability to hire and retain personnel, our ability to protect our proprietary software and intellectual property, and patent, product liability and other litigation. In addition, potential new government regulations could have an adverse effect on our ability to target product offerings and attract advertisers and would have a material adverse effect on our business, results of operations and financial condition.

                                USE OF PROCEEDS

     The proceeds from the sale of the Common Stock offered by this Prospectus are solely for the account of the Selling Stockholders. We will not receive any proceeds from the sale of these Shares.

                             PLAN OF DISTRIBUTION

     Certain of the Shares covered by this prospectus are restricted and may not be sold by the Selling Stockholders until these restrictions lapse. We have a repurchase right with respect to these restricted shares, which right generally lapses at a rate of 25% on the first anniversary of the date of grant of the award of the Shares by the Company to the Selling Stockholders and as to 1/48/th/ of the shares each month after the first anniversary, provided that the holder continues to provide services to the Company as an employee or consultant. The registration statement registering the Shares for resale is being filed to enable the Selling Stockholders, if they choose, to sell their unrestricted Shares in the public market from time to time. All Shares held by the Selling Stockholders have been included on the registration statement and are covered by this Prospectus even though some portion of these shares will continue to be restricted and subject to our repurchase right for some time following the date of this Prospectus.

     It is anticipated that Selling Stockholders who do choose to resell their Shares may offer the Shares in the manner set forth on the cover page of this Prospectus, from time-to-time, through broker-dealers or agents designated by the Selling Stockholders. Any broker-dealer acquiring Shares from a Selling Stockholder may sell the Shares either directly, in its normal market-making activities, through or to other brokers on a principal or agency basis, or to its customers. Any such sales may be at prices then prevailing on the Nasdaq National Market or other applicable securities exchange, at prices related to such prevailing market prices, at negotiated prices or a combination of such pricing methods. The costs of any such sales will be borne by the Selling Stockholders. The costs of registering the Shares under the Securities Act are being borne by the Company.

     In connection with any sales covered by this Prospectus, the Selling Stockholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. To the Company's knowledge, no specific brokers or dealers have been designated by any Selling Stockholder nor has any agreement been entered into regarding brokerage commissions or for the exclusive sale of any securities which may be offered pursuant to this Prospectus.

     We have advised the Selling Stockholders that the anti-manipulation rules under Regulation M of the Exchange Act may apply to sales of the Shares in the market. We have also informed the Selling Stockholders of the possible need for delivery of copies of this Prospectus to prospective purchasers. Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or discounts or concessions allowed to any such broker-dealers, and, if any such broker-dealers purchase shares as principal in a transaction, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act.

     Shares being sold pursuant to this prospectus must be sold by the Selling Stockholders in compliance with Rule 144(e) of the Securities Act, which limits the amount of securities that can be sold by any one person (and others whose stock would be aggregated with the stock owned by such person) in any three-month period to the greater of:

     .    1% of the shares of our outstanding Common Stock as shown by our most recently filed report or statement we have filed with the SEC; or

     .    the average weekly reported volume of trading in our Common Stock as reported on Nasdaq during the four calendar weeks immediately preceding the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker.

     In addition, any Shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under that Rule rather than pursuant to this Prospectus.

                             SELLING STOCKHOLDERS

     The following table sets forth certain information as of July 29, 1999 with respect to the Selling Stockholders. The following table assumes that the Selling Stockholders sell all of the shares offered by this prospectus. We are unable to determine the exact number of shares that actually will be sold.

     The number and percentage of shares beneficially owned is based on 22,298,496 shares outstanding at July 29, 1999 determined in accordance with Rule 13d-3 of the Exchange Act. The information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power, and also includes shares which an individual has the right to acquire within 60 days of June 30, 1999 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. Percentages shown are based upon all shares registered hereunder being sold.

                                                       Shares Beneficially                                Shares Beneficially
                                                           Owned Prior           Shares Offered by           Owned  After
Selling Stockholder      Position with Mpath            to the Offering(1)        this Prospectus            the Offering
-------------------      -------------------        ---------------------------  -----------------     -------------------------
                                                       Number        Percent                              Number       Percent
                                                    -------------  ------------                        ------------  -----------
Anderson, Jeff         Mplayer Engineer                     5,107          *              2,750                             *

Asleson, Kristin       Vice President                     169,000          *              9,000                             *

Auerbach, Marc         Former Employee                      7,916          *              7,083                             *

Butcher, Sean          Content Engineer                     4,000          *              4,000                             *

Cottle, Michael        Vice President, HTP Sales          120,000          *            120,000                             *

Csongor, Rob           Vice President, GM HTP             120,000          *            120,000                             *

Danylchuk, Michael     Mplayer Engineer                     2,864          *              2,500                             *

Dillon, Jeson          Mplayer Engineeer                    1,500          *              1,500                             *

Foo, Gabrial           Former Employee                      5,000          *              5,000                             *

Fujimoto, Paula        Public Relations                     2,913          *              2,913                             *

Garland, Tom           Vice President, Business           124,791          *            120,000                             *
                       Development & Syndication

Goel, Binu             HTP Engineer                         5,000          *              5,000                             *

Harvey, Roy            Vice President HearMe               20,021          *             19,500                             *

Hayes, Travis          HTP Engineer                         5,500          *              5,500                             *

Heublein, Lynn         Chief Operations Officer           276,819        1.2%           174,584                             *

Horwich, Josh          Former Employee                      7,352          *              5,308                             *

--------------------------------------------------------------------------------------------------------------------------------

                                                      Shares Beneficially                                 Shares Beneficially
                                                         Owned  prior            Shares Offered by            Owned  After
Selling Stockholder      Position with Mpath           to the Offering(1)         this Prospectus             the Offering
-------------------      -------------------        ---------------------------  -----------------     -------------------------
                                                       Number        Percent                              Number       Percent
                                                    -------------  ------------                        ------------  -----------
Huges, Margaret        Vice President, Brand               54,000          *             54,000                             *
                       Marketing

Jacobs, Dave           HTP Engineer                         9,048          *              7,000                             *

Kaiser, Thomas         Former Employee                      1,312          *              1,312                             *

Kelty, Matthew         Operations Support                   1,604          *              1,500                             *

Keshmiry, Joyce        Corporate Controller                38,750          *             37,965                             *

Koeppel, Jessica       Operations Engineer                 12,815          *             12,815                             *

Leevan, David          Former Employee                      2,666          *              2,666                             *

McIntosh, Ray          Advertising Salesperson              1,000          *              1,000                             *

Meinfelder, Edmond     Mplayer Engineer                     2,083          *              1,250                             *

Mrva, Greg             Vice President, Corporate          120,000          *            120,000                             *
                       Business Development

Murkes, Alex           Former Employee                      2,021          *              2,000                             *

Na, Piaw               Former Employee                     16,750          *             16,750                             *

Nelson, Erik           Information Analyst                  2,500          *              2,500                             *

Ng, Yu-Shen            HTP Engineer                        16,876          *             16,876                             *

Othmer, Konstantin     Former Employee                     87,095          *              9,829                             *

Palmor, Linda          Chief Financial Officer             37,500          *             37,500                             *

Raymer, Jeremy         Public Relations                     1,854          *              1,650                             *
                       Coordinator

Riedel, Andy           HTP Engineer                        40,500          *             40,500                             *

Roskowski, Steve       Chief Technology Officer           222,402        1.0%           139,829                             *

Rudolf, Skip           Former Employee                      2,291          *              2,291                             *

Ruf, Mike              Former Employee                      5,503          *              3,931                             *

Stark, Melanie         Heir of Former Employee             10,312          *             10,312                             *

--------------------------------------------------------------------------------------------------------------------------------

                                                       Shares Beneficially                              Shares Beneficially
                                                           Owned Prior           Shares Offered by          Owned After
Selling Stockholder      Position with Mpath            to the Offering(1)        this Prospectus           the Offering
-------------------      -------------------        ---------------------------  -----------------     -------------------------
                                                       Number        Percent                              Number       Percent
                                                    -------------  ------------                        ------------  -----------
Theisen, Hans          Vice President,                    142,500          *            142,500                             *
                       Advertising Sales

Thomas, Brian          Operations Engineer                  4,563          *              4,563                             *

Tran, Hoan             HTP Engineer                         8,917          *              6,325                             *

Verba, Jeremy          Executive Vice President,           50,000          *             50,000                             *
                       Live Communities

Wagner, Matt           Event Producer                       2,499          *              1,500                             *

Weaver, Tim            Live Commnications                  13,021          *             12,500                             *
                       Marketing

Weisenfluh, Craig      HTP Engineer                        70,000          *             70,000                             *

Williams, Christine    Customer Marketing Manager           5,708          *              5,500                             *

Wolf, Michael          Mplayer Engineer                    29,151          *             29,151                             *

Wu, Perry              Former Employee                     16,375          *             16,375                             *

Young, Dave            Former Employee                      1,212          *              1,212                             *

Certain unnamed
non-affiliates of
the Company**                                                   -                         4,086

                                                       -------------                -------------
TOTAL**                                                  1,910,611                    1,470,472

--------------------------------------------------------------------------------
 ______________________________

 *       Less than 1%
 ** Certain nonaffiliates who are not listed above may use this prospectus to resell shares of Common Stock held by them provided the aggregate number of shares which they may resell does not exceed 1,000 shares. The total number of shares listed above includes shares that may be sold by such persons.


         While some or all of the Selling Stockholders listed above may be deemed to be affiliates of the Company, neither the Company nor such Selling Stockholders admit that the persons listed as Selling Stockholders are, in fact, affiliates of the Company.

                                 LEGAL MATTERS

     The validity of the sale of the common stock offered by this prospectus will be passed upon by Venture Law Group, A Professional Corporation, Menlo Park, California, counsel to Mpath Interactive, Inc. As of the date of the registration statement to which this prospectus relates, certain attorneys of Venture Law Group own an aggregate of 13,960 shares of the Company's Common Stock.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 incorporated in this Registration Statement by reference to the Registration Statement on Form S-1 which became effective on April 29, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Company's amended and restated Certificate of Incorporation limits the liability of directors to the full extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

     The Company intends to enter into agreements which indemnify its directors and executive officers. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.

                                    PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.
          ---------------------------------------

     The following documents filed with the SEC are hereby incorporated by reference:

     (a) Our prospectus filed on April 30, 1999 pursuant to Rule 424(b) of the Securities Act, which contains audited financial statements for our latest fiscal year;

     (b) All other reports we have filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since April 30, 1999, including our quarterly reports on Form 10-Q for the quarter ended June 30, 1999 (as filed on August 5, 1999) and for the quarter ended March 31, 1999 (as filed on June 9, 1999);

     (c) The description of our Common Stock contained in a Form 8-A filed with the SEC under the Exchange Act on February 17, 1999, including any amendment or report filed for the purpose of updating such description;

     (d) The Company's Current Report on Form 8-K filed with the SEC on October 22, 1999; and

     All documents we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.   Description of Securities.  Not applicable.
          -------------------------

Item 5.   Interests of Named Experts and Counsel.
          --------------------------------------

                                 LEGAL MATTERS

     The validity of the issuance of the common stock offered by this prospectus will be passed upon by Venture Law Group, A Professional Corporation, Menlo Park, California, counsel to Mpath Interactive, Inc. As of the date of the registration statement to which this prospectus relates, certain attorneys of Venture Law Group own an aggregate of 13,960 shares of the Company's Common Stock.

                                    EXPERTS

     The consolidated financial statements as of December 31, 1997 and 1998 and for the years ended December 31, 1996, 1997 and 1998 incorporated in this Registration Statement by reference to the Registration Statement on Form S-1 which became effective on April 29, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Item 6.   Indemnification of Directors and Officers.
          -----------------------------------------

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's charter, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     The Company's amended and restated Certificate of Incorporation limits the liability of directors to the full extent permitted by Delaware law. Delaware law provides that a corporation's certificate of incorporation may contain a provision eliminating or limiting the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Bylaws provide that the Company shall indemnify its directors and officers and may indemnify its employees and agents to the fullest extent permitted by law. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties.

     The Company intends to enter into agreements which indemnify its directors and executive officers. These agreements, among other things, indemnify the Company's directors and officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of the Company where indemnification will be required or permitted. The Company is not aware of any threatened litigation or proceeding that might result in a claim for such indemnification.


Item 7.   Exemption from Registration Claimed.  Not applicable.
          -----------------------------------------------------

Item 8.   Exhibits.
          --------

          Exhibit
          Number
          ------
          5.1       Opinion of Venture Law Group, a Professional Corporation.

          23.1 Consent of Venture Law Group, a Professional Corporation (included in Exhibit 5.1).

          23.2      Consent of Independent Auditors.

          24.1      Powers of Attorney (see p. 22).

---------------

Item 9.   Undertakings.
          -------------

     The undersigned Registrant hereby undertakes:


          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


          (3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as the indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the question has already been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                           [Signature Pages Follow]

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Mpath Interactive, Inc., a corporation organized and existing under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on this 22nd day of October, 1999.

                                   Mpath Interactive, Inc.


                                   By: /s/ Linda R. Palmor
                                       _________________________________________
                                       Linda R. Palmor
                                       Chief Financial Officer

                               POWER OF ATTORNEY


     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul Matteucci and Linda R. Palmor, jointly and severally, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorney-in-facts and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                                   Title                                    Date
              ---------                                   -----                                    ----
/s/ Paul Matteucci                     President, Chief Executive Officer and                 October 22, 1999
-------------------------------------  Director (Principal Executive Officer)
Paul Matteucci

/s/ Linda R. Palmor                    Chief Financial Officer (Principal                     October  22, 1999
-------------------------------------  Financial and Accounting Officer)
Linda R. Palmor

/s/  Brian Apgar                       Director                                               October  20, 1999
-------------------------------------
Brian Apgar

/s / James W. Breyer                   Director                                               October  22, 1999
-------------------------------------
James W. Breyer

/s/ David A. Brown                     Director                                               October  22, 1999
-------------------------------------
David A. Brown

                                       Director                                               October  22, 1999
-------------------------------------
Douglas G. Carlston

/s/ William McCall                     Director                                               October  20, 1999
-------------------------------------
William McCall

/s/ Gregory O'Brien                    Director                                               October  19, 1999
-------------------------------------
Gregory O'Brien

/s/ Ruthann Quindlen                   Director                                               October  22, 1999
-------------------------------------
Ruthann Quindlen

                               INDEX TO EXHIBITS


  Exhibit
  Number
  -------

    5.1  Opinion of Venture Law Group, a Professional Corporation

   23.1  Consent of Venture Law Group, a Professional Corporation
         (included in Exhibit 5.1).

   23.2  Consent of Independent Auditors

   24.1  Powers of Attorney (see p. 22).